                                                                    EXHIBIT 12.1

                         SCICLONE PHARMACEUTICALS, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                                           SIX MONTHS
                                              ENDED                        FISCAL YEAR ENDED DECEMBER 31,
                                         -------------   ----------------------------------------------------------------
                                         June 30, 2001     2000          1999          1998          1997          1996
                                         -------------   --------      --------      --------      --------      --------
Income (loss) before income taxes          $ (4,344)     $ (1,717)     $ (5,467)     $(24,214)     $(13,997)     $(14,746)
Fixed charges                                   396           200           131           152           152           131
Less Interest capitalized                        (6)           --            --            --            --            --
                                             ------        ------        ------       -------       -------       -------
Earnings                                     (3,954)       (1,517)       (5,336)      (24,062)      (13,845)      (14,615)
Fixed charges                                   396           200           131           152           152           131
Ratio of earnings to fixed charges (1)           NM            NM            NM            NM            NM            NM

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(1)  We have computed the ratios of earnings to fixed charges by dividing income/(loss) before income taxes plus fixed charges less interest capitalized by fixed charges. For the periods presented, fixed charges consisted of interest expensed and capitalized and the estimated portion of rental expense of operating leases that represents interest. Earnings were insufficient to cover fixed charges for the six months ended June 30, 2001 and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 by approximately $4.4 million, $1.7 million, $5.5 million, $24.2 million, $14.0 million and $14.7 million, respectively.